Capital City Bank Group, Inc.
Reports Fourth Quarter and Full Year 2011 Results

TALLAHASSEE, Fla. (January 27, 2012) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported a net loss of $0.5 million, or $0.03 per diluted share, for the fourth quarter of 2011, compared to net income of $2.0 million, or $0.12 per diluted share for the third quarter of 2011 and net income of $1.9 million, or $0.12 per diluted share, for the fourth quarter of 2010.  For the full year 2011, CCBG reported net income of $4.9 million, or $0.29 per diluted share compared to a net loss of $0.4 million, or $0.02 per diluted share in 2010.

Compared to the third quarter of 2011, earnings reflect lower operating revenues of $1.0 million, a $3.9 million increase in the loan loss provision and higher noninterest expense of $0.5 million, partially offset by lower income taxes of $2.9 million.  Compared to the fourth quarter of 2010, the reduction in earnings was due to lower operating revenues of $2.8 million and a $3.8 million increase in the loan loss provision, partially offset by a $2.4 million reduction in noninterest expense and a higher income tax benefit of $1.8 million.

For the full year 2011, the improvement in earnings was due to a $7.7 million reduction in noninterest expense and a lower loan loss provision of $4.8 million, partially offset by a $3.6 million decline in operating revenues and higher income taxes of $3.6 million.  2011 performance also reflects the sale of our Visa Class B shares of stock during the first quarter which resulted in a $2.6 million net gain ($3.2 million pre-tax included in noninterest income and a swap liability of $0.6 million included in noninterest expense).

“Given the economic environment, we are proud of our accomplishments during 2011,” said William G. Smith, Jr., Chairman, President and CEO.  “Year over year we earned $0.29 per share versus a loss of $0.02 per share in 2010, our sales of OREO exceeded the combined sales of the prior two years and gross additions to our problem loan pool continued their downward trend. While the fourth quarter results were disappointing, they were consistent with our prior comments that our performance would be uneven as we work through this economic cycle.  It remains a tough operating environment and there is work left to be done, but as the economy recovers, I believe we have the experience and capability to return Capital City to its historical performance levels,” said Smith.

The Return on Average Assets was -0.08% and the Return on Average Equity was -0.80% for the fourth quarter of 2011.  These metrics were 0.31% and 2.97% for the third quarter of 2011, and 0.30% and 2.90% for the fourth quarter of 2010, respectively.

For the full year 2011, the Return on Average Assets was 0.19% and the Return on Average Equity was 1.86% compared to -0.02% and -0.16%, respectively, for the full year of 2010.

Discussion of Financial Condition

Average earning assets were $2.146 billion for the fourth quarter of 2011, a decrease of $56.5 million, or 2.6% from the third quarter of 2011, and a decline of $71.6 million, or 3.2%, from the fourth quarter of 2010.  The decrease in both periods is attributable to a reduction in the level of deposits (primarily seasonal in nature) and the resolution of problem loans as they were charged off or transferred to the other real estate category (“OREO”).  Period over period, average deposits declined $28.9 million and $82.9 million, respectively, and average loans declined (a portion of which is attributable to problem loan resolution) by $21.0 million and $136.2 million, respectively.

Loan balances continue to decline throughout the portfolio, driven primarily by a reduction in the commercial real estate, residential and commercial loan categories.  The loan portfolio has been impacted by weak loan demand attributable to the lack of consumer confidence and a sluggish economy.  In addition to lower production, normal amortization and payoffs, the resolution of problem loans (which has the effect of lowering the loan portfolio as loans are either charged off or transferred to the OREO category) also contributed to the overall decline.  During the fourth quarter of 2011, loan charge-offs and loans transferred to OREO accounted for $13.1 million, or 45%, of the net reduction in total loans of $29.0 million from the third quarter of 2011.  Compared to the fourth quarter of 2010, this accounted for $63.6 million, or 49%, of the net reduction in loans of $130.0 million1.

1 The reductions in loan portfolio balances stated in this paragraph are based on “as of” balances, not averages.

Average total deposits were $2.033 billion for the fourth quarter of 2011, a decrease of $28.9 million, or 1.4%, from the third quarter of 2011 and a decrease of $82.9 million, or 3.9%, from the fourth quarter of 2010.  The decrease in deposits in both periods was driven primarily by a reduction in certificates of deposit.  Additionally, a decrease resulting from existing clients moving from our Guaranteed Now Account (“GNA”) product to repurchase agreements occurred late in the fourth quarter of 2010 as further discussed below.  Noninterest bearing demand and savings accounts increased in both periods, partially offsetting the above mentioned declines in GNA and certificates of deposit.

Pursuant to changes in the FDIC's Temporary Liquidity Guarantee Program, our government guaranteed NOW product was discontinued during the fourth quarter of 2010.  Approximately $95 million in balances for this product remained in the NOW category, $95 million migrated to the noninterest bearing DDA category, and $60 million in balances moved to repurchase agreements as of the end of December 2010.

We continue to pursue prudent pricing discipline to manage the mix of our deposits.  Therefore, we are not attempting to compete with higher rate paying competitors for deposits.  We continue to experience a favorable shift in the mix of our deposits as higher cost certificates of deposit balances are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $191.8 million during the fourth quarter of 2011 compared to an average net overnight funds sold position of $231.7 million in the prior quarter and an average overnight funds sold position of $172.7 million in the fourth quarter of 2010.  The lower balance when compared to the third quarter of 2011 reflects declining deposits (public funds and certificates of deposit) and lower levels of short-term borrowings, partially offset by a decrease in the loan portfolio.  The higher balance as compared to the fourth quarter of 2010 is primarily attributable to a net reduction in loans and an increase in repurchase agreements, partially offset by a decline in deposits, borrowings and the deployment of funds to the investment portfolio.

Nonperforming assets (including nonaccrual loans, troubled debt restructurings (“TDR’s”) and OREO) totaled $158.3 million at year-end 2011, an increase of $15.3 million from the third quarter of 2011 and $13.0 million from year-end 2010.  The increase in nonperforming assets compared to both periods was driven by a higher level of nonaccrual loans added during the fourth quarter of 2011 generally reflective of the prolonged economic recovery in our markets and its impact on our borrowers.  Nonaccrual loans totaled $75.0 million at the end of the fourth quarter of 2011, an increase of $21.6 million from the third quarter of 2011 and $9.3 million from the fourth quarter of 2010.  Nonaccrual loan inflow during the fourth quarter of 2011 was primarily comprised of loans secured by residential 1-4 family real estate, commercial real estate, and farm property.  Five relationships constituted $16.9 million of the $21.6 million increase.  TDR’s totaled $20.6 million at the end of the fourth quarter of 2011, a decrease of $7.8 million from the third quarter of 2011 and a decrease of $1.0 million from the fourth quarter of 2010.  OREO balances totaled $62.6 million at year-end 2011 compared to $61.2 million at the end of the third quarter of 2011 and $57.9 million at year-end 2010.  Nonperforming assets represented 5.99% of total assets at December 31, 2011, compared to 5.67% at September 30, 2011 and 5.54% at December 31, 2010.

Equity capital was $251.9 million as of December 31, 2011, compared to $260.9 million as of September 30, 2011 and $259.0 million as of December 31, 2010.  Our leverage ratio was 10.02%, 10.20%, and 10.10%, respectively, for these periods.  Further, our risk-adjusted capital ratio of 15.32% at December 31, 2011 exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines.  At December 31, 2011, our tangible common equity ratio was 6.51%, compared to 7.19% at September 30, 2011 and 6.82% at December 31, 2010.  The tangible common equity ratio was impacted by an $8.0 million unfavorable variance in the pension component of our other comprehensive income.  This unfavorable variance was driven by a reduction in our pension plan’s discount rate due to a decline in market rates, and a lower than anticipated return on plan assets.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2011 was $22.6 million compared to $23.3 million for the third quarter of 2011 and $24.6 million for the fourth quarter of 2010.  For the full year 2011, tax equivalent net interest income totaled $92.8 million compared to $99.0 million in 2010.

The decrease of $0.7 million in tax equivalent net interest income compared to the third quarter of 2011 was due to a reduction in loan income attributable to declining loan balances, an increase in foregone interest on nonaccrual loans and continued unfavorable asset repricing, partially offset by lower interest expense.  The lower interest expense reflects the reduction in deposit rates enacted late in the third quarter of 2011.  The rate change affected all interest bearing deposit categories with the exception of savings.

The decrease in tax equivalent net interest income of $2.0 million and $6.2 million, for the three and twelve month periods ended December 31, 2011, respectively, as compared to the same periods in 2010, resulted from an unfavorable change in earning asset mix and yield, partially offset by a reduction in interest expense and a lower level of foregone interest on nonaccrual loans.

The decline in loans, coupled with the low rate environment continues to put pressure on our net interest income.  Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing.

The net interest margin for the fourth quarter of 2011 was 4.17%, a decrease of 3 basis points from the third quarter of 2011 and a decline of 24 basis points from the fourth quarter of 2010.  For the full year 2011, the margin declined by 14 basis points to 4.18%.  The decrease in the margin for all comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the fourth quarter of 2011 was $7.6 million compared to $3.7 million in the third quarter of 2011 and $3.8 million for the fourth quarter of 2010.  For the full year 2011, the loan loss provision totaled $19.0 million compared to $23.8 million for 2010.  Compared to the third quarter of 2011, the increase in the provision was driven by a higher level of general reserves reflective of an increase in the level of internally classified loans, delinquent loans and higher loan loss factors.  While the level of impaired loans increased quarter over quarter, our impaired loan reserves declined reflective of charge-offs realized on loans migrating to OREO status and lower specific reserves needed for loans added to impaired status during the quarter.  For the full year 2011, the lower loan loss provision was primarily due to lower specific reserves required for newly identified impaired loans.  Net charge-offs for the fourth quarter of 2011 totaled $6.2 million, or 1.50% of average loans, compared to $5.1 million, or 1.22%, in the third quarter of 2011, and $6.1 million, or 1.35%, in the fourth quarter of 2010.  For 2011, our net charge-offs totaled $23.4 million, or 1.39% of average loans, compared to $32.4 million, or 1.77%, for 2010.  A $6.0 million reduction in construction loan charge-offs drove the year over year decline in net charge-offs.  Over the last four years, we have recorded a cumulative loan loss provision totaling $115.3 million, or 6.0% of beginning loans and have recognized cumulative net charge-offs of $102.0 million, or 5.3%.  At year-end 2011, the allowance for loan losses of $31.0 million was 1.91% of outstanding loans (net of overdrafts) and provided coverage of 32% of nonperforming loans compared to 1.79% and 36%, respectively, at the end of the third quarter of 2011, and 2.01% and 41%, respectively, at year-end 2010.

Noninterest income for the fourth quarter of 2011 totaled $13.9 million, a decrease of $0.3 million, or 2.2%, from the third quarter of 2011 and a decrease of $0.9 million, or 5.8%, from the fourth quarter of 2010.  Lower deposit fees of $0.1 million, bank card fees of $0.1 million and other income of $0.3 million, partially offset by higher mortgage banking fees of $0.2 million, drove the decline over the third quarter of 2011.  The unfavorable variance compared to the fourth quarter of 2010 was primarily due to lower data processing fees of $0.1 million, mortgage banking fees of $0.2 million and other income of $0.9 million, partially offset by higher deposit fees of $0.1 million and bank card fees of $0.2 million.  For the full year 2011, noninterest income totaled $58.8 million, an increase of $2.0 million over 2010 driven by a $2.2 million increase in other income.  The increase in other income reflects a $3.2 million pre-tax gain from the sale of our Class B shares of Visa stock during the first quarter of 2011 that was partially offset by lower merchant fees of $1.1 million.  Higher retail brokerage fees of $0.4 million and bank card fees of $0.9 million also contributed to the year over year increase, but were partially offset by lower deposit fees of $1.0 million.  Year over year, the aforementioned reduction in merchant fees reflects the transfer of our merchant processing business to another processor, which was completed in August 2010.

This decline is substantially offset by a reduction in processing costs, which is reflected as interchange fees in noninterest expense.  The higher level of brokerage fees reflects increased client investment activity.  Bank card fees increased due to an increase in new deposit accounts as well as higher card utilization.  The reduction in deposit fees reflects a lower level of overdraft fees due to reduced activity as well as the implementation of new rules under Regulation E.

Noninterest expense for the fourth quarter of 2011 totaled $31.1 million, an increase of $0.5 million over the third quarter of 2011 and a decrease of $2.4 million from the fourth quarter of 2010.  The increase from the third quarter was primarily due to higher OREO expense of $0.9 million and other expense of $0.4 million, partially offset by lower salary/associate benefit expense of $0.5 million and occupancy expense of $0.2 million.  Lower OREO expense of $1.3 million, intangible amortization of $0.4 million, and other expense of $0.3 million drove the favorable variance compared to the fourth quarter of 2010.

For the full year 2011, noninterest expense totaled $126.2 million, a $7.7 million decline from 2010, which was primarily attributable to lower expense for OREO of $2.2 million, intangible amortization of $2.0 million, and other expense of $3.5 million.  The lower level of OREO expense reflects both a reduction in valuation adjustments and property carrying costs.  Intangible amortization expense declined due to the full amortization of core deposit intangibles related to several past acquisitions.  The reduction in other expense primarily reflects a reduction in FDIC insurance expense of $1.8 million, interchange fees of $1.0 million, professional fees of $0.5 million, and advertising expense of $0.4 million.  The reduction in FDIC insurance expense reflects a lower rate due to recent changes to the FDIC premium structure.  Lower interchange fees are attributable to the sale of our merchant processing business as noted above in our discussion of noninterest income.  Professional fees declined due to higher consulting fees paid in 2010 related to the review of our vendor contracts.  The reduction in advertising fees primarily reflects efficiencies gained in the promotion of our free checking products.

We realized a tax benefit of $1.8 million in the fourth quarter of 2011 compared to income tax expense of $1.0 million for the third quarter of 2011 and a tax benefit of $0.1 million for the fourth quarter of 2010.  For the full year 2011, we realized income tax expense of $0.6 million compared to a tax benefit of $3.0 million for 2010.  The increase in the tax provision year over year reflects higher operating profits, a lower level of tax exempt income and the resolution of certain tax contingencies.

Regulatory Matters

Our bank regulators recently concluded a regular safety and soundness examination.  As of today, our regulators have not issued their report, but have indicated that they will not require an adjustment to our allowance for loan losses.  The regulators have discussed with us a range of outcomes from continuing the existing board resolutions we adopted in February 2010 (the “Existing Board Resolutions”) to entering into a Memorandum of Understanding (“MOU”).  An MOU would be an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or order.  We have had discussions with our bank regulators concerning their findings, but we do not know their requirements at this time.  Those requirements, once finalized, may be more restrictive than those currently contained in the Existing Board Resolutions.  In particular, any new board resolutions or MOU could limit our ability to pay dividends to our shareowners, require us to suspend dividend payments to holders of our trust preferred securities, and take various other actions to improve our asset quality and preserve our capital position.  As with our Existing Board Resolutions, we expect that our management and board of directors will be required to focus considerable time and attention on taking corrective actions to comply with the terms of any new board resolutions or MOU.

As disclosed in a press release issued on December 14, 2011, we suspended the payment of quarterly dividends on our common stock.  We believe that, given our inability to fully earn our dividend in 2011, it was, and continues to be, prudent to preserve our capital at least until the economic conditions in Florida and Georgia improve.  We remain committed to resuming dividend payments as soon as conditions warrant, and subject to any limitations from our regulators.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (“Company”) (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices and 79 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: legislative or regulatory changes, including the Dodd-Frank Act; the strength of the U.S. economy and the local economies where the Company conducts operations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the frequency and magnitude of foreclosure of the Company’s loans; continued depression of the market value of the Company that could result in an impairment of goodwill; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; the Company’s ability to integrate acquisitions; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended			Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

EARNINGS
Net Income (Loss)	$(535)	$1,977	$1,918	$4,897	$(413)
Net Income (Loss) Per Common Share	$(0.03)	$0.12	$0.12	$0.29	$(0.02)
PERFORMANCE
Return on Average Equity	(0.80%)	2.97%	2.90%	1.86%	(0.16%)
Return on Average Assets	(0.08%)	0.31%	0.30%	0.19%	(0.02%)
Net Interest Margin	4.17%	4.20%	4.41%	4.18%	4.32%
Noninterest Income as % of Operating Revenue	38.34%	38.14%	37.69%	39.13%	36.81%
Efficiency Ratio	85.08%	81.40%	83.75%	82.79%	84.23%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	13.96%	14.05%	13.14%	13.96%	13.14%
Total Capital Ratio	15.32%	15.41%	14.50%	15.32%	14.50%
Tangible Common Equity Ratio	6.51%	7.19%	6.82%	6.51%	6.82%
Leverage Ratio	10.26%	10.20%	10.10%	10.26%	10.10%
Equity to Assets	9.54%	10.34%	9.88%	9.54%	9.88%
ASSET QUALITY
Allowance as % of Non-Performing Loans	32.44%	36.26%	40.57%	32.05%	40.57%
Allowance as a % of Loans	1.91%	1.79%	2.01%	1.91%	2.01%
Net Charge-Offs as % of Average Loans	1.50%	1.22%	1.35%	1.39%	1.77%
Nonperforming Assets as % of Loans and ORE	9.36%	8.32%	8.00%	9.43%	8.00%
Nonperforming Assets as % of Total Assets	5.99%	5.67%	5.54%	6.04%	5.54%
STOCK PERFORMANCE
High	$11.11	$11.18	$14.19	$13.80	$18.25
Low	$9.43	$9.81	$11.56	$9.43	$10.76
Close	$9.55	$10.38	$12.60	$9.55	$12.60
Average Daily Trading Volume	$33,026	$43,483	$21,385	$32,096	$31,174

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Twelve Months Ended
	2011				2010	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2011	2010

INTEREST INCOME
Interest and Fees on Loans	$22,915	$23,777	$24,305	$23,947	$25,656	$94,944	$105,710
Investment Securities	902	978	1,017	1,071	1,080	3,968	4,198
Funds Sold	95	136	145	171	95	547	587
Total Interest Income	23,912	24,891	25,467	25,189	26,831	99,459	110,495

INTEREST EXPENSE
Deposits	699	907	1,083	1,258	1,524	3,947	8,645
Short-Term Borrowings	6	78	110	111	99	305	159
Subordinated Notes Payable	358	339	343	340	342	1,380	2,008
Other Long-Term Borrowings	452	467	492	494	508	1,905	2,150
Total Interest Expense	1,515	1,791	2,028	2,203	2,473	7,537	12,962
Net Interest Income	22,397	23,100	23,439	22,986	24,358	91,922	97,533
Provision for Loan Losses	7,600	3,718	3,545	4,133	3,783	18,996	23,824
Net Interest Income after Provision for Loan Losses	14,797	19,382	19,894	18,853	20,575	72,926	73,709

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,530	6,629	6,309	5,983	6,434	25,451	26,500
Data Processing Fees	743	749	764	974	880	3,230	3,610
Asset Management Fees	1,124	1,080	1,080	1,080	1,095	4,364	4,235
Retail Brokerage Fees	776	807	939	729	738	3,251	2,820
Gain on Sale of Investment Securities	-	-	-	-	-	-	8
Mortgage Banking Fees	845	645	568	617	1,027	2,675	2,948
Interchange Fees (1)	1,399	1,420	1,443	1,360	1,285	5,622	5,077
ATM/Debit Card Fees (1)	1,098	1,170	1,115	1,136	1,051	4,519	4,123
Other	1,358	1,693	2,230	4,455	2,225	9,736	7,504
Total Noninterest Income	13,873	14,193	14,448	16,334	14,735	58,848	56,825

NONINTEREST EXPENSE
Salaries and Associate Benefits	15,260	15,805	16,000	16,577	15,389	63,642	62,755
Occupancy, Net	2,284	2,495	2,447	2,396	2,406	9,622	10,010
Furniture and Equipment	2,097	2,118	2,117	2,226	2,268	8,558	8,929
Intangible Amortization	107	108	107	353	553	675	2,682
Other Real Estate	3,425	2,542	3,033	3,677	4,709	12,677	14,922
Other	7,930	7,579	7,463	8,102	8,215	31,074	34,618
Total Noninterest Expense	31,103	30,647	31,167	33,331	33,540	126,248	133,916

OPERATING PROFIT (LOSS)	(2,433)	2,928	3,175	1,856	1,770	5,526	(3,382)
Provision for Income Taxes	(1,898)	951	1,030	546	(148)	629	(2,969)
NET INCOME (LOSS)	$(535)	$1,977	$2,145	$1,310	$1,918	$4,897	$(413)

PER SHARE DATA
Basic Earnings	$(0.03)	$0.12	$0.12	$0.08	$0.12	$0.29	$(0.02)
Diluted Earnings	$(0.03)	$0.12	$0.12	$0.08	$0.12	$0.29	$(0.02)
Cash Dividends	0.000	0.100	0.100	0.100	0.100	0.300	0.490
AVERAGE SHARES
Basic	17,157	17,152	17,127	17,122	17,095	17,140	17,076
Diluted	17,157	17,167	17,139	17,130	17,096	17,140	17,077

(1) Together referred to as "Bank Card Fees"

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2011				2010
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSETS
Cash and Due From Banks	$54,953	$53,027	$71,554	$52,000	$35,410
Funds Sold and Interest Bearing Deposits	330,361	193,387	223,183	271,375	200,783
Total Cash and Cash Equivalents	385,314	246,414	294,737	323,375	236,193

Investment Securities, Available-for-Sale	307,149	306,038	304,313	311,356	309,731

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	130,879	142,511	149,830	153,960	157,394
Real Estate - Construction	26,367	31,991	30,867	35,614	43,239
Real Estate - Commercial	639,140	644,128	660,058	668,583	671,702
Real Estate - Residential	386,877	388,686	395,126	404,204	420,604
Real Estate - Home Equity	244,263	245,438	248,228	248,745	251,565
Consumer	186,216	188,933	194,624	196,205	200,727
Other Loans	12,495	13,720	5,987	5,098	9,937
Overdrafts	2,446	2,292	2,882	2,385	3,503
Total Loans, Net of Unearned Interest	1,628,683	1,657,699	1,687,602	1,714,794	1,758,671
Allowance for Loan Losses	(31,035)	(29,658)	(31,080)	(33,873)	(35,436)
Loans, Net	1,597,648	1,628,041	1,656,522	1,680,921	1,723,235

Premises and Equipment, Net	110,991	111,471	112,576	113,918	115,356
Intangible Assets	85,483	85,591	85,699	85,806	86,159
Other Real Estate Owned	62,600	61,196	61,016	55,364	57,937
Other Assets	92,127	85,221	84,395	91,754	93,442
Total Other Assets	351,201	343,479	343,686	346,842	352,894

Total Assets	2,641,312	2,523,972	2,599,258	2,662,494	2,622,053

LIABILITIES
Deposits:
Noninterest Bearing Deposits	618,317	584,628	568,813	540,184	546,257
NOW Accounts	828,990	708,066	764,480	818,512	770,149
Money Market Accounts	276,910	280,001	283,230	288,224	275,416
Regular Savings Accounts	158,462	154,136	153,403	150,051	139,888
Certificates of Deposit	289,840	316,968	331,085	350,076	372,266
Total Deposits	2,172,519	2,043,798	2,101,011	2,147,047	2,103,976

Short-Term Borrowings	43,372	47,508	65,237	86,650	92,928
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	44,606	45,389	49,196	50,050	50,101
Other Liabilities	65,986	63,465	60,383	56,582	53,142

Total Liabilities	2,389,370	2,263,047	2,338,714	2,403,216	2,363,034

SHAREOWNERS' EQUITY
Common Stock	172	172	171	171	171
Additional Paid-In Capital	37,838	38,074	37,724	37,548	36,920
Retained Earnings	237,461	237,969	237,709	237,276	237,679
Accumulated Other Comprehensive Loss, Net of Tax	(23,529)	(15,290)	(15,060)	(15,717)	(15,751)

Total Shareowners' Equity	251,942	260,925	260,544	259,278	259,019

Total Liabilities and Shareowners' Equity	$2,641,312	$2,523,972	$2,599,258	$2,662,494	$2,622,053

OTHER BALANCE SHEET DATA
Earning Assets	$2,266,193	$2,157,124	$2,215,098	$2,297,525	$2,269,185
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	258	318	378	437	742
Other	414	462	510	558	606
Interest Bearing Liabilities	1,705,066	1,614,954	1,709,518	1,806,450	1,763,635

Book Value Per Diluted Share	$14.68	$15.20	$15.20	$15.13	$15.15
Tangible Book Value Per Diluted Share	9.70	10.21	10.21	10.13	10.11

Actual Basic Shares Outstanding	17,160	17,157	17,127	17,127	17,100
Actual Diluted Shares Outstanding	17,161	17,172	17,139	17,136	17,101

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2011	2011	2011	2011	2010
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$29,658	$31,080	$33,873	$35,436	$37,720
Provision for Loan Losses	7,600	3,718	3,545	4,133	3,783
Net Charge-Offs	$6,223	$5,140	$6,338	$5,696	$6,067

Balance at End of Period	31,035	29,658	31,080	33,873	35,436
As a % of Loans	1.91%	1.79%	1.84%	1.98%	2.01%
As a % of Nonperforming Loans	32.05%	36.26%	36.71%	34.57%	40.57%
As a % of Nonperforming Assets	19.46%	20.74%	21.34%	22.09%	24.39%

CHARGE-OFFS
Commercial, Financial and Agricultural	$634	$186	$301	$721	$629
Real Estate - Construction	25	75	14	-	234
Real Estate - Commercial	2,443	1,031	2,808	430	1,469
Real Estate - Residential	2,960	3,867	3,315	4,445	3,629
Consumer	879	832	606	620	582

Total Charge-Offs	$6,941	$5,991	$7,044	$6,216	$6,543

RECOVERIES
Commercial, Financial and Agricultural	$242	$33	$43	$63	$48
Real Estate - Construction	-	-	5	9	-
Real Estate - Commercial	87	37	115	12	55
Real Estate - Residential	47	379	170	96	7
Consumer	342	402	373	340	366

Total Recoveries	$718	$851	$706	$520	$476

NET CHARGE-OFFS	$6,223	$5,140	$6,338	$5,696	$6,067

Net Charge-Offs as a % of Average Loans(1)	1.50%	1.22%	1.49%	1.33%	1.35%

RISK ELEMENT ASSETS
Nonaccruing Loans	$75,023	$53,396	$61,076	$73,954	$65,700
Troubled Debt Restructurings ("TDR's")	20,644	28,404	23,582	24,028	21,649
Total Nonperforming Loans	95,667	81,800	84,658	97,982	87,349
Other Real Estate	62,600	61,196	61,016	55,364	57,937
Total Nonperforming Assets	$158,267	$142,996	$145,674	$153,346	$145,286

Past Due Loans 30-89 Days	$19,425	$17,053	$18,103	$19,391	$24,193
Past Due Loans 90 Days or More	$224	$26	$271	$-	$159

Nonperforming Loans as a % of Loans	5.87%	4.93%	5.02%	5.71%	4.97%
Nonperforming Assets as a % of
Loans and Other Real Estate	9.36%	8.32%	8.33%	8.66%	8.00%
Nonperforming Assets as a % of Capital(2)	55.93%	49.21%	49.95%	52.31%	49.34%
Nonperforming Assets as a % of Total Assets	5.99%	5.67%	5.60%	5.76%	5.54%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Fourth Quarter 2011			Third Quarter 2011			Second Quarter 2011			First Quarter 2011			Fourth Quarter 2010			December 2011 YTD			December 2010 YTD
Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,646,715	23,032	5.55%	$1,667,720	$23,922	5.69%	$1,704,348	$24,465	5.76%	$1,730,330	$24,101	5.65%	$1,782,916	$25,799	5.74%	$1,686,995	$95,520	5.66%	$1,829,193	$106,342	5.81%

Investment Securities
Taxable Investment Securities	248,217	816	1.31%	248,138	828	1.32%	244,487	825	1.35%	231,153	851	1.48%	178,926	799	1.78%	243,059	3,320	1.38%	126,078	2,681	2.12%
Tax-Exempt Investment Securities	59,647	131	0.88%	55,388	231	1.67%	60,963	297	1.95%	74,226	337	1.81%	83,469	434	2.08%	62,497	996	1.59%	90,352	2,332	2.58%

Total Investment Securities	307,864	947	1.22%	303,526	1,059	1.39%	305,450	1,122	1.47%	305,379	1,188	1.56%	262,395	1,233	1.87%	305,556	4,316	1.41%	216,430	5,013	2.31%

Funds Sold	191,884	96	0.20%	231,681	136	0.23%	249,133	145	0.23%	242,893	171	0.28%	172,738	95	0.24%	228,766	548	0.24%	248,659	587	0.23%

Total Earning Assets	2,146,463	$24,075	4.45%	2,202,927	$25,117	4.52%	2,258,931	$25,732	4.57%	2,278,602	$25,460	4.53%	2,218,049	$27,127	4.85%	2,221,317	$100,384	4.52%	2,294,282	$111,942	4.88%

Cash and Due From Banks	49,666			47,252			47,465			50,942			51,030			48,823			51,883
Allowance for Loan Losses	(29,550)			(30,969)			(32,993)			(34,822)			(37,713)			(32,066)			(40,717)
Other Assets	343,336			344,041			344,884			348,295			345,427			345,123			339,283

Total Assets	$2,509,915			$2,563,251			$2,618,287			$2,643,017			$2,576,793			$2,583,197			$2,644,731

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$700,005	$148	0.08%	$726,652	$222	0.12%	$782,698	$259	0.13%	$786,939	$261	0.13%	$837,625	$296	0.14%	$748,774	$890	0.12%	$863,719	$1,406	0.16%
Money Market Accounts	283,677	75	0.11%	282,378	95	0.13%	284,411	136	0.19%	278,562	131	0.19%	282,887	134	0.19%	282,271	437	0.15%	320,786	1,299	0.41%
Savings Accounts	156,088	20	0.05%	153,748	19	0.05%	152,599	16	0.04%	144,623	18	0.05%	136,276	16	0.05%	151,801	73	0.05%	131,945	65	0.05%
Time Deposits	299,487	456	0.60%	324,951	571	0.70%	338,723	672	0.80%	360,575	848	0.95%	382,870	1,078	1.12%	330,750	2,547	0.77%	413,428	5,875	1.42%
Total Interest Bearing Deposits	1,439,257	699	0.19%	1,487,729	907	0.24%	1,558,431	1,083	0.28%	1,570,699	1,258	0.32%	1,639,658	1,524	0.37%	1,513,596	3,947	0.26%	1,729,878	8,645	0.05%

Short-Term Borrowings	44,573	6	0.05%	64,160	78	0.48%	76,754	110	0.58%	87,267	111	0.52%	34,706	99	1.14%	68,061	305	0.45%	27,864	159	0.57%
Subordinated Notes Payable	62,887	358	2.23%	62,887	339	2.11%	62,887	343	2.16%	62,887	340	2.16%	62,887	342	2.13%	62,887	1,380	2.16%	62,887	2,008	3.15%
Other Long-Term Borrowings	45,007	452	3.99%	46,435	467	3.99%	49,650	492	3.97%	50,345	494	3.98%	50,097	508	4.02%	47,841	1,905	3.98%	51,767	2,150	4.15%

Total Interest Bearing Liabilities	1,591,724	$1,515	0.38%	1,661,211	$1,791	0.43%	1,747,722	$2,028	0.47%	1,771,198	$2,203	0.50%	1,787,348	$2,473	0.55%	1,692,385	$7,537	0.45%	1,872,396	$12,962	0.69%

Noninterest Bearing Deposits	593,718			574,184			548,870			554,680			476,209			567,987			462,445
Other Liabilities	60,197			63,954			59,324			55,536			50,614			59,777			45,211

Total Liabilities	2,245,639			2,299,349			2,355,916			2,381,414			2,314,171			2,320,149			2,380,052

SHAREOWNERS' EQUITY:	$264,276			$263,902			$262,371			$261,603			$262,622			$263,048			$264,679

Total Liabilities and Shareowners' Equity	$2,509,915			$2,563,251			$2,618,287			$2,643,017			$2,576,793			$2,583,197			$2,644,731

Interest Rate Spread		$22,560	4.07%		$23,326	4.09%		$23,704	4.10%		$23,257	4.03%		$24,654	4.30%		$92,847	4.07%		$98,980	4.19%

Interest Income and Rate Earned(1)		24,075	4.45%		25,117	4.52%		25,732	4.57%		25,460	4.53%		27,127	4.85%		100,384	4.52%		111,942	4.88%
Interest Expense and Rate Paid(2)		1,515	0.28%		1,791	0.32%		2,028	0.36%		2,203	0.39%		2,473	0.44%		7,537	0.34%		12,962	0.56%

Net Interest Margin		$22,560	4.17%		$23,326	4.20%		$23,704	4.21%		$23,257	4.14%		$24,654	4.41%		$92,847	4.18%		$98,980	4.32%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.